Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Prospectus constituting a part of this Registration Statement on Form S-1A of our report dated September 17, 2026, relating to the financial statements of Gravity Acquisition Corp. as of May 31, 2026, and for the period from January 13, 2026 (inception) through May 31, 2026, which is included herein. Our report dated September 17, 2026, relating to those financial statements, includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ GuzmanGray

Costa Mesa, California

September 17, 2026

555 Anton Blvd Suite 150 Costa Mesa, CA 92626 +1 (949) 316-0600 (office) : +1 (949) 922-7258 (mobile)